EXHIBIT 16

March 30, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by VTEL Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated March 30, 2000. We agree with the statements concerning our Firm in such Form 8-K, except as follows:

(a)(1)(v) We have no basis to comment as to whether management has implemented personnel and procedural changes to address the identified material weaknesses.

Very truly yours,


/s/ PricewaterhouseCoopers LLP